Exhibit 10.5

RETENTION AGREEMENT

AGREEMENT, made and entered into as of February 15, 2005, by and between REGENERATION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and JOSEPH CONDON (the “Executive”).

WHEREAS, the Company has previously announced it is exploring a range of strategic alternatives to enhance stockholder value; and

WHEREAS, the Company desires to provide certain incentive opportunities and severance protection to the Executive in the event the strategic review process leads to a sale of the Company (a “Transaction”—which is defined in numbered paragraph 7(c) below)).

NOW THEREFORE, the parties agree as follows:

1. Transaction Incentive Opportunity. Executive will be entitled to receive a retention bonus of $83,200 if a Transaction occurs before December 31, 2005, and (a) Executive’s employment with the Company (or its successor) continues until the date that is six months following the date on which the Transaction is consummated (the “Closing Date”), or (b) Executive’s employment is terminated before that date by the Company (or its successor) without “Cause” (as defined below) or by reason of the Executive’s death. The retention bonus (if any) payable under this Agreement will be payable in the form of a single sum cash payment immediately following the end of such six-month retention period or, if applicable, upon the earlier death or termination of Executive’s employment, subject to applicable withholding.

2. Severance Protection. If a Transaction occurs before December 31, 2005, and if, before the second anniversary of the Closing Date, the Company or any successor entity (the “Employer”) terminates Executive’s employment without Cause or such employment is terminated by the Executive following the Closing Date for “Good Reason” (as defined below), then, within ten days following such termination of employment, the Executive will be entitled to receive from the Employer (a) a single sum cash payment equal to the sum of (1) Executive’s annual incentive target for the year in which such termination occurs (or, if higher, for the year in which the Transaction occurs), pro-rated to reflect the portion of the year that has elapsed as of the date of Executive’s termination of employment, and (2) an amount equal to one times Executive’s annual salary plus annual incentive target (based on the higher of Executive’s present or then current annual incentive target and salary), and (b) continuing participation in the Employer’s group health plan on the same basis as active employees for a period of at least one year following the termination of Executive’s employment or, if earlier, until the Executive becomes eligible for comparable coverage under another employer’s plan (or an additional cash payment equal to the Employer’s cost of such continuing coverage if such continuing coverage is not permitted under the provisions of the applicable plan). The Executive’s right to receive severance payments and benefits under this numbered paragraph 2 shall not affect the Executive’s right to receive a retention bonus under numbered paragraph 1, and vice versa.

3. Effect of Transaction on Stock Options. All outstanding Company stock options held by Executive shall become fully vested immediately before the occurrence of the Transaction if (a) Executive is then still employed by Company or an Affiliate; or (b)

Executive’s employment with the Company terminated before the Closing Date for any reason other than voluntarily by the Executive or by the Company for Cause. If Executive becomes vested in a stock option award pursuant to part (b) of the preceding sentence, then, immediately before the Transaction, the Company will make a cash payment to Executive equal to the number of shares covered by the option multiplied by the excess of the Transaction purchase price per share over the per share option exercise price. The vesting and other terms and conditions of Executive’s stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this numbered paragraph 3.

4. Golden Parachute Tax Limitation. If Executive is entitled to receive payments and benefits under this Agreement and if, when combined with payments and benefits Executive is entitled to receive under any other plan, program or arrangement, Executive would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or the Company would be denied a deduction under Section 280G of the Code, then the amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax and Company will not be denied any such deduction.

5. Effect of Other Agreements. If any termination or severance payments or benefits are made or provided to Executive by the Company or any or its affiliates pursuant to a written employment or other agreement with the Company or Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder if and to the extent necessary to avoid duplication of payments or benefits.

6. Release of Claims. Notwithstanding anything to the contrary contained herein, the the Company (or its successor) may condition Executive’s right to receive severance payments and benefits under numbered paragraph 2 of this Agreement upon the execution and delivery by the Executive (or Executive’s beneficiary) of a general release in favor of Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may specify. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended (or any similar revocation period then in effect).

7. Definitions. For purpose of this Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” means Executive’s (i) commission of a felony, (ii) commission of an act of fraud upon the Employer, or (iii) willful failure to perform Executive’s employment duties in all material respects which failure (other than by reason of death or disability) continues uncorrected for ten days after Executive’s receipt of written notice from the Employer stating with specificity the nature of such failure.

(b) “Good Reason” means (a) a material diminution by the Employer of the Executive’s duties, position, responsibilities or working conditions, or (b) relocation by more than 50 miles of the Executive’s principal place of employment.

(c) “Transaction” means (1) the completion of the sale or other disposition of all or substantially all of the assets of the Company to a party unaffiliated with the Company, or (2) the completion of a merger or other transaction relating to the Company if neither the Company nor its stockholders immediately prior to such merger or other transaction hold, directly or indirectly, more than 50% of the voting power of the surviving corporation or other entity resulting from such merger or other transaction.

8. General Provisions.

(a) Nothing in this Agreement is intended to create a contract of employment between Executive and the Company or any of its subsidiaries, or to interfere in any way with the right of the Company or any of its subsidiaries to terminate Executive’s employment at any time.

(b) All payments made pursuant to this Agreement will be subject to applicable withholding requirements.

(c) No payments made pursuant to this Agreement will be treated as compensation for purposes of calculating Executive’s benefits, if any, under any retirement/pension plan maintained by the Company and/or any of its subsidiaries or any of its or their successors.

(d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

(e) No amendment or modification of this Agreement may be made except by a written instrument signed by the Company and Executive.

(f) All disputes arising under or related to this Agreement will be resolved by arbitration. Such arbitration will be conducted by an arbitrator mutually selected by the Company (or the Employer if the Company is not a party to the dispute) and Executive (or, if the Company and Executive are unable to agree upon an arbitrator within ten days, then the Company and Executive will each select an arbitrator, and the arbitrators so selected will mutually select a third arbitrator, who will resolve such dispute). Such arbitration will be conducted in accordance with the applicable rules of the American Arbitration Association. Any decision rendered by an arbitrator pursuant hereto may be enforced by a court of competent jurisdiction without review of such decision by such court. All attorneys’ fees and costs of the arbitration will in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator will award costs and attorneys’ fees to the prevailing party.

(g) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same agreement.

(h) This Agreement will terminate and be of no force or effect if a Transaction does not occur by December 31, 2005.

(i) This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

REGENERATION TECHNOLOGIES, INC.

By:	/s/ BRIAN K. HUTCHISON
Name:	Brian K. Hutchison
Title:	Chief Executive Officer

/s/ JOSEPH CONDON
Executive